EXHIBIT 12.2

OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$336,456	$350,212	$356,159	$292,925	$342,766
Interest and other charges, before reduction for amounts capitalized	211,364	187,890	144,170	116,868	74,051
Provision for income taxes	212,580	239,135	255,915	241,173	278,303
Interest element of rentals charged to income (a)	109,497	104,507	102,469	107,611	104,239
Earnings as defined	$869,897	$881,744	$858,713	$758,577	$799,359

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest on long-term debt	$165,409	$150,632	$119,123	$91,068	$59,465
Other interest expense	31,451	22,754	14,598	22,069	12,026
Subsidiaries’ preferred stock dividend requirements	14,504	14,504	10,449	3,731	2,560
Adjustments to subsidiaries’ preferred stock dividends to state on a pre-income tax basis	2,296	2,481	2,661	3,014	1,975
Interest element of rentals charged to income (a)	109,497	104,507	102,469	107,611	104,239
Fixed charges as defined	$323,157	$294,878	$249,300	$227,493	$180,265

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.69	2.99	3.44	3.33	4.43

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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.2

OHIO EDISON COMPANY

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Dollars in thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$336,456	$350,212	$356,159	$292,925	$342,766
Interest and other charges, before reduction for amounts capitalized	211,364	187,890	144,170	116,868	74,051
Provision for income taxes	212,580	239,135	255,915	241,173	278,303
Interest element of rentals charged to income (a)	109,497	104,507	102,469	107,611	104,239
Earnings as defined	$869,897	$881,744	$858,713	$758,577	$799,359

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest on long-term debt	$165,409	$150,632	$119,123	$91,068	$59,465
Other interest expense	31,451	22,754	14,598	22,069	12,026
Preferred stock dividend requirements	25,628	25,206	16,959	6,463	5,062
Adjustments to preferred stock dividends to state on a pre-income tax basis	8,976	9,412	7,034	5,264	4,072
Interest element of rentals charged to income (a)	109,497	104,507	102,469	107,611	104,239
Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$340,961	$312,511	$260,183	$232,475	$184,864
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	2.55	2.82	3.30	3.26	4.32

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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.